Exhibit 99.1

Dogwood Therapeutics Announces

Fourth Quarter and Full Year 2024 Financial Results

-Dogwood Therapeutics, Inc. commenced dosing of patients in the Halneuron® Chemotherapy Induced Neuropathic Pain (“CINP”) Phase 2b Trial -

- Halneuron® CINP P2b study interim data readout is expected in Q4 2025 -

- Conversion of existing $19.5M in debt to equity, strengthens balance sheet moving forward -

- Capital raise provides operational runway through Q1 2026 -

ATLANTA, Ga., March 31, 2025 -- Dogwood Therapeutics, Inc. (Nasdaq: DWTX) (the “Company”), a development-stage biotechnology company developing new medicines to treat pain and fatigue-related disorders, today announced financial results for the fourth quarter and full year ended December 31, 2024.

“We have made considerable progress in advancing our flagship Halneuron® CINP Phase 2b study, with interim data expected by year end.  We have also significantly improved our balance sheet and liquidity over the past few months, improving our cash position in a recent capital raise along with the agreement of our largest shareholder to exchange all their outstanding loan amounts for equity,” said Greg Duncan, Chief Executive Officer of Dogwood Therapeutics.  “We believe this substantial organizational progress, in the context of future milestones, positions Dogwood as a more attractive investment opportunity moving forward.”

Key Highlights

•	The Company commenced dosing in its Halneuron® Phase 2b CINP program this month, with potential to be the first FDA approved therapy for the treatment of CINP.
•	Based on its conviction in Halneuron® and the Dogwood Therapeutics management team’s ability to execute, the Company’s largest shareholder, CK Life Sciences (Holdings) Int’l, converted through an affiliate their outstanding $19.5 million loan to equity, improving the Company’s balance sheet.
•	Recent $4.8 million common stock capital raise, combined with existing cash, provides the Company with operational runway through the first quarter of 2026.

Dogwood Therapeutics Proprietary Pipeline Includes:

●	Halneuron® is in Phase 2b development as a non-opioid, NaV 1.7 inhibitor to treat the neuropathic pain associated with chemotherapy treatment. Halneuron® has been granted fast track designation from the Food and Drug Administration (“FDA”) for the treatment of CINP.

Next milestone: Interim data from the ongoing Phase 2b CINP study are expected in Q4 2025.

●	IMC-2 (valacyclovir + celecoxib) is in Phase 2a development as a combination antiviral treatment for Long-COVID.

Next milestone: Dogwood is simultaneously exploring external funding and/or a partnership to advance IMC-2 into Phase 2b development as a treatment for Long-COVID.

●	IMC-1 (famciclovir + celecoxib) is ready for Phase 3 development as a combination antiviral treatment for Fibromyalgia (“FM”). IMC-1 has been granted fast track designation by the FDA for the treatment of FM.

Next milestone: Dogwood is exploring partnerships for IMC-1 to execute the Phase 3 FM program agreed upon by the FDA and will provide an update in Q2 of this year.

Fourth Quarter 2024 Financial Results

Research and development expenses for the fourth quarter of 2024 were $2.3 million, compared to $0.3 million for the fourth quarter of 2023. The $2.0 million increase quarter over quarter was due to increases in expenses for clinical trials of $1.1 million, drug development and manufacturing costs of $0.6 million and salaries and related personnel costs of $0.3 million.

General and administrative expenses for the fourth quarter of 2024 were $5.2 million, compared to $0.8 million for the fourth quarter of 2023.  The $4.4 million increase quarter over quarter was primarily due to nonrecurring transaction costs of $3.9 million related to the combination of Pharmagesic in October 2024 and an increase in salaries and related personnel costs of $0.5 million.

Net loss attributable to common stockholders for the fourth quarter of 2024 was $8.2 million, or $6.29 basic and diluted net loss per share, compared to a net loss attributable to common stockholders of $1.1 million, or $1.43 basic and diluted net loss per share, for the fourth quarter of 2023.

Full Year 2024 Financial Results

Research and development expenses for the year ended December 31, 2024 were $3.5 million, compared to $1.7 million for the year ended December 31, 2023. The $1.8 million increase was primarily due to increases in expenses for clinical trials of $1.0 million, research and preclinical activities of $0.3 million, drug development and manufacturing costs of $0.4 million, and salaries and related personnel costs of $0.3 million partially offset by a decrease in regulatory consulting of $0.2 million.

General and administrative expenses for the year ended December 31, 2024 were $8.7 million, compared to $3.7 million for the year ended December 31, 2023. The $5.0 million increase was primarily due to nonrecurring transaction costs of $4.9 million related to the combination of Pharmagesic in October 2024, an increase in salaries and related personnel costs of $0.4 million partially offset by a decrease of $0.3 million related to insurance costs associated with being a public company.

Net loss attributable to common stockholders for the year ended December 31, 2024 was $12.9 million, or $12.52 basic and diluted net loss per share, compared to a net loss attributable to common stockholders of $5.3 million, or $7.05 basic and diluted net loss per share, for the year ended December 31, 2023.

As of December 31, 2024, Dogwood Therapeutics’ cash totaled $14.8 million. The Company believes it has sufficient resources to fund operations through the first quarter of 2026.

About Dogwood Therapeutics

Dogwood Therapeutics (Nasdaq: DWTX) is a development-stage biopharmaceutical company focused on developing new medicines to treat pain and fatigue-related disorders. The Dogwood research pipeline includes two separate mechanistic platforms with a non-opioid analgesic program and an antiviral program. The proprietary, non-opioid, NaV 1.7 analgesic program is centered on our lead development candidate, Halneuron®, which is a highly specific voltage-gated sodium channel modulator, a mechanism known to be effective for reducing pain transmission. In clinical studies, Halneuron® treatment has demonstrated pain reduction in pain related to general cancer and in pain related to chronic chemotherapy-induced neuropathic pain (“CINP”). Interim data from the ongoing Halneuron® Phase 2 CINP study are expected in Q4 of 2025.

Dogwood’s antiviral program includes IMC-1 and IMC-2, which are novel, proprietary, fixed-dose combinations of anti-herpes antivirals and the anti-inflammatory agent celecoxib. These combination antiviral approaches are being applied to the treatment of illnesses believed to be related to reactivation of previously dormant herpesviruses, including fibromyalgia (“FM”) and Long-COVID (“LC”). IMC-1 is poised to progress into Phase 3 development as a treatment for FM and is the focus of external partnership activities. IMC-2 has been assessed in both active control and double-blind, placebo-controlled clinical trials and, in both cases, demonstrated successful reduction of the fatigue associated with LC. The company has reached an agreement with FDA on using reduction in fatigue as the primary endpoint for future LC research and is currently planning to advance IMC-2 into Phase 2b research.

For more information, please visit www.dwtx.com.

Forward-Looking Statements:

Statements in this press release contain “forward-looking statements,” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” "will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Dogwood’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including risks related to the completion, timing and results of current and future clinical studies relating to Dogwood’s product candidates. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Amended Annual Report on Form 10-K/A for the year ended December 31, 2023 and the Company’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2024, which are filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Dogwood undertakes no duty to update such information except as required under applicable law.

Investor Relations:

CORE IR
(516) 222-2560
IR@dwtx.com

-Financial Tables Follow-

DOGWOOD THERAPEUTICS

Selected Financial Data

(unaudited)

Condensed Consolidated Statements of Operations Data	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue	$—	$—	$—	$—
Operating expenses:
Research and development	2,315,950	298,320	3,530,913	1,728,078
General and administrative	5,226,202	839,806	8,696,335	3,718,841
Total operating expenses	7,542,152	1,138,126	12,227,248	5,446,919
Loss from operations	(7,542,152)	(1,138,126)	(12,227,248)	(5,446,919)
Other (expense) income:
Interest (expense) income, net	(155,436)	34,953	(92,192)	150,904
Exchange loss, net	(30,787)	—	(30,787)	—
Total other (expense) income, net	(186,223)	34,953	(122,979)	150,904
Loss before income taxes	(7,728,375)	(1,103,173)	(12,350,227)	(5,296,015)
Deferred income tax provision	503	—	503	—
Net Loss	(7,727,872)	(1,103,173)	(12,349,724)	(5,296,015)
Accrual of paid-in-kind dividends on Series A non-voting convertible preferred stock	(514,105)	—	(514,105)	—
Net loss attributable to common stockholders	$(8,241,977)	$(1,103,173)	$(12,863,829)	$(5,296,015)
Net loss per share of common stock — basic and diluted, as adjusted	$(6.29)	$(1.43)	$(12.52)	$(7.05)
Weighted average shares outstanding — basic and diluted, as adjusted	1,310,474	770,317	1,027,788	751,071

Condensed Consolidated Balance Sheet Data	December 31,	December 31,
	2024	2023

Cash	$14,847,949	$3,316,946
Total assets	94,308,246	4,165,442
Total liabilities	30,027,223	358,548
Total stockholders’ (deficit) equity	(10,124,339)	3,806,894

Source: Dogwood Therapeutics, Inc.